Exhibit 99.1

CONTACT:
Jeff Unger
Vice President Investor Relations
(561) 482-9715

Destination XL Group, Inc. Reports First-Quarter 2015 Financial Results

+8.7% DXL Comparable Sales Increase, Building On +12.8% Comp Increase in First Quarter of 2014;

Company Affirms and Narrows Guidance for Fiscal 2015

CANTON, Mass., May 29, 2015 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the first quarter of fiscal 2015.

First-Quarter Fiscal 2015 Highlights

•	Total comparable sales increased +5.5% versus +3.4% in prior-year quarter
•	104 DXL retail stores, open at least 13 months, had an +8.7% comparable sales increase on top of +12.8% in the prior-year quarter
•	Operating income of $0.2 million versus an operating loss of $(2.9) million in the prior-year quarter
•	EBITDA from continuing operations of $6.8 million versus $2.5 million in the prior-year quarter
•	Sales per square foot for the DXL retail stores, on a rolling 12-month basis, were $168 as compared with $153 for the prior-year quarter

Management Comments

“The sales momentum that began in 2014 has continued into the first quarter of 2015,” said President and CEO David Levin. “Our DXL retail stores delivered another strong quarter with a sales comp of 8.7% on top of 12.8% in the first quarter last year. We opened 13 new DXL stores in the first quarter of the year, and I’m very pleased to report that we outperformed our first-quarter sales plan despite the severe winter weather and difficult economic climate.

“We are also excited about our new spring advertising campaign, which began on NFL draft day with our new TV commercial on ESPN and continues through Father’s Day in June. This flight represents the start of our third year with a national advertising presence on television, radio and digital media. The campaign continues to fuel the growth in our customer database, which leads to more DXL customer visits.

“This is a transformative year for DXL as we continue to grow sales and gross margin dollars while beginning to see operating leverage in our SG&A expenses. EBITDA for the first quarter was $6.8 million, compared with $2.5 million in the first quarter last year. We expect our performance to continue to accelerate over the next two years, with a sales goal of $470 million and EBITDA goal of $35 million for fiscal 2016,” concluded Levin.

First-Quarter 2015 Results

Sales

For the first quarter of fiscal 2015, total sales rose 8.0% to $104.4 million from $96.7 million in the first quarter of fiscal 2014. The increase of $7.7 million in total sales was the result of an increase in sales at DXL stores of $13.8 million. On a comparable basis, total transactions in the Company’s DXL stores were up 6.6% over the prior-year first quarter. The Company is experiencing higher store traffic, as well as improved conversion of store traffic to top-line sales, both of which contributed to an overall increase in transactions.

Gross Margin

For the first quarter of fiscal 2015, gross margin, inclusive of occupancy costs, was 46.2%, compared with gross margin of 45.5% for the first quarter of fiscal 2014. The increase of 70 basis points was the result of a 70-basis-point improvement in occupancy costs as a percentage of total sales, primarily due to a favorable change in lease exit accruals of approximately 60 basis points.

Selling, General & Administrative

SG&A expenses for the first quarter of fiscal 2015 were 39.7% of sales, compared with 42.9% in the first quarter of fiscal 2014. On a dollar basis, SG&A expense was essentially unchanged from the same quarter a year ago. Increased payroll and supporting store expenses this quarter were offset by a $1.7 million decrease in marketing expense largely due to the later start of the spring campaign.

DXL Transition Costs

The results for the first quarter of fiscal 2015 include DXL transition costs of approximately $1.7 million. These transition costs include $0.5 million of pre-opening occupancy costs and lease exit costs, $1.1 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.1 million related to trademark amortization. Results for the first quarter of fiscal 2014 included DXL transition costs of approximately $1.5 million.

EBITDA from Continuing Operations (a Non-GAAP measure)

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for the first quarter of fiscal 2015 were $6.8 million, compared with $2.5 million for the first quarter of fiscal 2014. The improvement was primarily driven by an increase in sales from the same quarter the prior year.

Net Loss

Net loss for the first quarter of fiscal 2015 was $(0.6) million, or $(0.01) per diluted share, compared with a net loss of $(3.5) million, or $(0.07) per diluted share, for the first quarter of fiscal 2014. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the first quarter of fiscal 2015 was $(0.01) per diluted share, as compared with $(0.04) per diluted share for the first quarter of fiscal 2014.

Cash Flow

Cash flow used for operations for the first quarter of fiscal 2015 was $(8.0) million, compared with cash flow used for operations of $(13.9) million in the same quarter of fiscal 2014. After capital expenditures, free cash flow for the first quarter of fiscal 2015 improved by $7.5 million to $(17.5) million from $(25.0) million for the first quarter of fiscal 2014.

Capital expenditures for the first quarter of fiscal 2015 were $9.6 million, compared with $11.1 million for the first quarter of the prior year. All capital expenditures are subject to ROIC (“Return on Invested Capital”) hurdles.

Non-GAAP measures

EBITDA from continuing operations, adjusted loss per share and free cash flow are non-GAAP financial measures.  Please see “Non-GAAP Measures” below and a reconciliation of these non-GAAP measures to the comparable GAAP measures that follows the table below.

Balance Sheet & Liquidity

At May 2, 2015, the Company had cash and cash equivalents of $6.6 million. Total debt at May 2, 2015 consisted of $40.1 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $31.7 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At May 2, 2015, the Company had $68.3 million of excess availability under its credit facility.

Inventory was $123.8 million at May 2, 2015, compared with $115.2 million at January 31, 2015 and $114.2 million at May 3, 2014. The increase in inventory over both year end and last year’s first quarter is due to an increase in total store square footage and the higher mix of branded product due to having more DXL stores open. Clearance inventory represented 8.2% of total inventory in the first quarter of 2015, compared with 9.7% of total inventory in the first quarter of 2014.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2013		Year End 2014		At May 2, 2015		Year End 2015E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL Retail	99	915	138	1,179	149	1,258	170	1,397
DXL Outlets	-	-	2	12	4	23	10	51
CMXL Retail	198	713	157	557	152	538	125	440
CMXL Outlets	52	167	48	153	44	140	38	114
Rochester Clothing	10	88	8	74	8	74	5	56
Total	359	1,883	353	1,975	357	2,033	348	2,058

Fiscal 2015 Outlook

The Company’s current earnings guidance for fiscal 2015 is still within the original guidance previously provided; however, as a result of tightening its expectations of SG&A expenses, the Company has affirmed and narrowed its overall guidance.  The Company expects:

•	Total sales in the range of $438.0 to $443.0 million (unchanged).
•	A total comparable sales increase of approximately 5.6% (unchanged).
•	Gross profit margin of approximately 45.9% (unchanged).
•	SG&A costs of approximately $180.5 million (a decrease from $181.5 million).
•	Depreciation and amortization expense of approximately $28.5 million (unchanged).
•	Interest expense of approximately $3.8 million (unchanged).
•	EBITDA in the range of $21.0 to $23.0 million (a change from $19.0 to $23.0 million).
•	Operating margin loss of between (1.7%) and (1.2%) (a change from (2.2%) and (1.2%)).
•

A net loss of $(0.20) to $(0.23) per diluted shares (a change from S(0.20) to $(0.27) per diluted share).  On a non-GAAP basis, an adjusted net loss of $(0.12) to $(0.14) per diluted share (a change from $(0.12) to $(0.16) per diluted share). This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2014 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2015 and will not recognize any income tax benefit on its operating loss in fiscal 2015.

•	To open approximately 32 DXL retail and 8 DXL outlet stores and close approximately 42 Casual Male XL and 3 Rochester Clothing stores.
•	Capital expenditures, net of tenant allowances of $6.0-$7.0 million, of approximately $30.0-$32.0 million (a decrease from our original guidance of $33.0 to $35.0 million).
•

Borrowings at the end of fiscal 2015 in the range of $72.0 to $76.0 million consisting of $45.3 to $49.3 million under the credit facility, a term loan of approximately $13.8 million, and equipment financing notes of approximately $12.9 million. Free cash flow in the range of $(18.5) to $(22.5) million.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, May 29, 2015 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 466-4462. Please reference conference ID: 9969221. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release refers to free cash flow, EBITDA from continuing operations and adjusted net loss per diluted share,  The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), earnings (loss) per diluted share, income (loss) from continuing operations or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements.

The Company calculates free cash flow as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.  EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. EBITDA from continuing operations is calculated as EBITDA before discontinued operations.  Adjusted net loss per diluted share has been adjusted for a normal tax rate, assuming 40%.  Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its projected sales and EBITDA for fiscal 2016 and cash flows, operating and gross profit margins, store counts, pace of store openings, costs, capital expenditures, borrowings, sales, EBITDA, profitability and earnings expectations for fiscal 2015.The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 25, 2015, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 2, 2015	May 3, 2014
Sales	$104,405	$96,659
Cost of goods sold including occupancy	56,166	52,721
Gross profit	48,239	43,938

Expenses:
Selling, general and administrative	41,469	41,447
Depreciation and amortization	6,522	5,430
Total expenses	47,991	46,877

Operating income (loss)	248	(2,939)

Interest expense, net	(761)	(411)

Loss from continuing operations before provision for income taxes	(513)	(3,350)
Provision for income taxes	61	47

Loss from continuing operations	(574)	(3,397)
Loss from discontinued operations	-	(139)
Net loss	$(574)	$(3,536)

Net loss per share -basic and diluted:
Loss from continuing operations	$(0.01)	$(0.07)
Loss from discontinued operations	$—	$—
Net loss per share -basic and diluted:	$(0.01)	$(0.07)

Weighted-average number of common shares outstanding:
Basic	49,019	48,656
Diluted	49,019	48,656

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
May 2, 2015, January 31, 2015 and May 3, 2014
(In thousands)
(unaudited)

	May 2,	January 31,	May 3,
	2015	2015	2014

ASSETS

Cash and cash equivalents	$6,553	$4,586	$5,640
Inventories	123,772	115,220	114,154
Other current assets	16,174	12,532	16,822
Property and equipment, net	123,888	120,328	107,106
Intangible assets	3,139	3,308	4,082
Other assets	3,848	3,907	2,852
Total assets	$277,374	$259,881	$250,656

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$96,939	$99,049	$79,768
Long-term debt	31,675	33,506	22,437
Borrowings under credit facility	40,143	18,817	28,769
Deferred gain on sale-leaseback	15,753	16,119	17,218
Stockholders' equity	92,864	92,390	102,464
Total liabilities and stockholders' equity	$277,374	$259,881	$250,656

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING.

GAAP TO NON-GAAP RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS
	For the first quarter
	Fiscal 2015	Fiscal 2014
(in millions)
Net loss, on a GAAP basis	$(0.6)	$(3.5)
Add back:
Provision for income taxes	0.1	0.0
Interest expense	0.8	0.4
Depreciation and amortization	6.5	5.4
EBITDA	6.8	2.4
Loss from discontinued operations	-	(0.1)
EBITDA from continuing operations	$6.8	$2.5

GAAP TO NON-GAAP RECONCILIATION OF NET LOSS

	For the three months ended
	May 2, 2015		May 3, 2014
	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss, GAAP basis	$(574)	$(0.01)	$(3,536)	$(0.07)

Add back: Actual income tax provision	61		47
Income tax benefit, assuming normal tax rate of 40%	205		1,396

Adjusted net loss, non-GAAP basis	$(308)	$(0.01)	$(2,093)	$(0.04)

Weighted average number of common shares outstanding on a diluted basis		49,019		48,656

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the three months ended		Projected
(in millions)	May 2, 2015	May 3, 2014	Fiscal 2015
Cash flow from operating activities (GAAP)	$(8.0)	$(13.9)	$16.5-$17.5
Less: Capital expenditures	(9.6)	(11.1)	$(36.0)-$39.0)
Less: Store acquisitions, if applicable	—	—	—
Free Cash Flow (non-GAAP)	$(17.5)	$(25.0)	$(18.5)-$(22.5)